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                                                                   Exhibit 10.89

              INDEXED WARRANTY EXCESS OF LOSS REINSURANCE CONTRACT
                  (hereinafter referred to as the "Contract")

                                    issued to

  RENAISSANCE REINSURANCE LTD. and all other insurance or reinsurance companies
    50% or more owned by and/or affiliated with RenaissanceRe Holdings Ltd., including any insurance or reinsurance companies managed by either of them or by their affiliated companies or agencies.

                  (hereinafter referred to as the "Reinsured")

                                       and

                     PLATINUM UNDERWRITERS REINSURANCE, INC.

                   (hereinafter referred to as the "Reinsurer)

ARTICLE 1 - BUSINESS COVERED

This Contract shall indemnify the Reinsured for losses arising out of "Named Perils" in respect of business arising from its International Property Whole Account.

ARTICLE 2 - TERM

This Contract shall be effective during the twelve months commencing 12:01 a.m. June 11, 2003 and ending 12:01 a.m. June 10, 2004, both days inclusive.

ARTICLE 3 - TERRITORY

This Contract will cover losses worldwide, wherever the original losses occur.

ARTICLE 4 -  EXCLUSIONS

All exclusions as per the original Agreement, as well as the following:

         1. Nuclear Incident, as attached.

         2. War, as attached

         3. Insolvency Funds Exclusions, as attached.

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         4. Losses emanating from Stonington Insurance Company DeSoto Prime
            Insurance Company and DeSoto Insurance Company, other than where coverage is written by Renaissance Reinsurance Limited as reinsurance of such companies.

ARTICLE 5 - LIMIT AND RETENTION

This Contract shall pay when the Reinsured's Aggregate Losses, as defined in
Article 6 - Definitions, has exceeded US $10,000, subject to a limit of $12,500,000 per qualifying Loss Occurrence and/or $25,000,000 in the aggregate for all losses occurring during the period of this Contract, as further outlined in Article 7 - Index Warranty.

ARTICLE 6 - DEFINITIONS

The term "Aggregate Loss" as used herein shall mean the Reinsured's actual gross losses, as accounted for by the Reinsured during the Term, on business included in their International Property Whole Account, including outstanding loss reserves settlement expenses and acquisition costs.

The Reinsured may also include any reinstatement premiums and/or loss related additional premiums, payable under the Reinsured's original contracts of reinsurance in its Aggregate Loss claims hereunder, together with a sum equivalent to any amount under such original contracts of reinsurance which, but for the loss under consideration, would have been returned to the original reinsured by way of a no claims bonus, profit commission, or similar contractual provision.

The Retrocedent may also include in its Aggregate Loss claims hereunder losses arising from Catastrophe linked Securities including but not limited to so-called "Acts of God" Bonds.

The term "loss Occurrence" as used herein shall mean all individual losses arising out of one and the same event as defined in the original polices (ies) of the Index Company. As regards windstorm, hail, tornado, hurricane cyclone including ensuing collapse and water damage, a Loss Occurrence shall be further defined to be all individual losses sustained by the Index Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province of states or provinces contiguous thereto. It is understood and agreed that the Contract will not cover the Reinsured for losses arising out of a Loss Occurrence where any part of the loss has occurred prior to the inception of this contract.

ARTICLE 7 - INDEX WARRANTY

The Reinsured warrants that no claims shall be payable hereunder unless a Loss Occurrence penetrates the Index Layer Limits as outlined below, hereinafter called a "qualifying" Loss Occurrence. That is no claim shall be payable hereunder unless the

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Index Company has an incurred loss to the Index Cover as a result of a Loss
Occurrence(s) taking place during the period.

Aggregate Losses collectible hereunder will be subject to the following limitation:

The cumulative Loss Index, divided by the cumulative Index Layer Limit multiplied by $12,500, 000.

The Loss Index shall be based on a "deemed" Index Cover, being a Property Catastrophe Excess of Loss reinsurance program purchased by Platinum Underwriters, the Index Company, providing the following coverage, the Index Layer Limits: $10,000,000 excess of $30,000,000 and $15,000,000 excess of
$40,000,000

as part of the following contracts:

         1. Aon Policy No. BA0319408, PTP Policy No. 0400007

         2. Aon Policy No. BA0319409, PTP Policy No. 0400008

The Reinsured will be liable for 50% of all economics of the above contracts. The Reinsured and Reinsurer will each share in 50% of all loss recoveries, premiums and reinstatement premiums.

ARTICLE 8 - EXTENDED EXPIRATION

If this Contract expires while a loss occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

ARTICLE 9 - OTHER REINSURANCE

The Reinsured is granted permission to carry excess of loss catastrophe (including but not limited to business classified by the Reinsured as index, OLW, swaps and cat-linked covers), excess of loss per risk, pro-rata reinsurance and aggregate stop loss, recoveries under which shall inure to the sole benefit of the Reinsured and shall be entirely disregarded for the purposes of determining the amount of Aggregate Losses under this Contract.

ARTICLE 10 - PREMIUM

The Retrocedent shall pay to the Reinsurer a flat premium of $3,060,000 which includes a 2% commission.

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ARTICLE 11 - CURRENCY

Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

Amounts paid or received by the Reinsured in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Reinsured.

ARTICLE 12 - NOTICE OF LOSS AND LOSS SETTLEMENTS

The Reinsured shall advise the Reinsurer promptly of any Loss Occurrences that, in the opinion of the Reinsured, may result in a claim being made hereunder and of all subsequent developments thereto, which would materially affect the position of the Reinsurer.

The Reinsurer shall accept the figures reported by the Reinsured for the incurred loss of the Index Company. In the event of a qualifying Loss Occurrence the amount of the Index Company's incurred loss shall be first determined by the estimate provided to the Reinsured by the Index Company following the commencement date of that Loss Occurrence.

If the estimated incurred loss amount is less than the Index Layer Retention and is subsequently revised to an amount greater than the index Layer Retention, the Reinsured may make its claim to this contract at the time that the Reinsured receives notice of the upward revision from the Index Company.

The Reinsured may make provisional collections subject to the agreement of the Reinsurer, and such collection will not be unreasonably withheld, however, it is understood that collections hereunder shall be paid as the Reinsured's Aggregate Losses are paid.

If, subsequent to the Reinsurer making a payment under this contract, the estimated incurred loss amount is re-valued downwards to an amount that is less than the Index Layer Retention, the Reinsured shall reimburse the Reinsurer for the amount of the loss paid by the Reinsurer.

The Reinsured shall have the option whether or not to make a claim under this contract.

ARTICLE 13 - OFFSET

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The Reinsured and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

ARTICLE 14 - ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to them hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified as soon as reasonably practicable upon discovery.

ARTICLE 15 - TAXES

In consideration of the terms under which this Contract is made, the Reinsured agrees not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than income or profit tax returns, to any state or territory of the United States of America or to the District of Columbia.

ARTICLE 16 - INSOLVENCY

In the event of the insolvency of the Reinsured, this reinsurance shall be payable directly to the Reinsured or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Reinsured without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the insolvent Reinsured.

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In the event of the insolvency of the Reinsured, the reinsurance under this
Contract shall be payable directly by the Reinsurer to the Reinsured or to its liquidator, receiver, conservator or statutory successor, except as provided by
Section 4118(a) of the New York Insurance Law or except (a) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Reinsured and (b) where the Reinsurerr with the consent of the direct reinsured or reinsureds has assumed such policy obligations of the Reinsured as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Reinsured to such payees.

ARTICLE 17 - ARBITRATION

As a condition precedent to any right of action hereunder, any irreconcilable dispute between the parties to this Contract will be submitted for decision to a board of arbitration composed of two arbitrators and an umpire meeting in Bermuda.

Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies, or Underwriters at Lloyd's, London, not under the control or management of either party to this Contract. Each party shall appoint its arbitrator, and the two arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within four (4) weeks after being requested to do so by the claimant, the latter shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four (4) weeks after their nominations, each of them shall name three of whom the other shall decline two, and the decision shall be made by drawing lots.

The claimant shall submit its initial brief within forty-five (45) days from appointment of the umpire. The respondent shall submit its brief within forty-five (45) days thereafter, and the claimant may submit a reply brief within thirty (30) days after filing of the respondent's brief.

The board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. The board shall make its decision within sixty (60) days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board in any court having jurisdiction.

If more than one Reinsurer is involved in the same dispute, all such Reinsurers shall constitute and act as one party for purposes of this clause, and communications shall be made by the Reinsured to each of the Reinsurers constituting the one party provided, however, that nothing therein shall impair the rights of such Reinsurers to assert several

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rather than joint defenses or claims, nor be construed as changing the liability of the Reinsurers under the terms of this Contract from several to joint.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire and the remaining costs of the arbitration proceedings.

ARTICLE 18 - GOVERNING LAW

This Contract shall be governed by and construed in accordance with the laws of Bermuda.

ARTICLE 19 -  PARTICIPATION

This Agreement obligates the Reinsurer for 100% of the interests and liabilities set forth under this Agreement.

The participation of the Reinsurer in the interests and liabilities of this Agreement shall be separate and apart from the participations of any other Reinsurers and shall not be joint with those of other Reinsurers, and the Reinsurer shall in no event participate in the interests and liabilities of any other Reinsurers.

IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Agreements as of the following date:

In New York, New York this 15th day of November, 2003.

                                    PLATINUM REINSURANCE UNDERWRITERS INC.

                                    /s/ Ed Torres
                                    -------------

In Hamilton, Bermuda this 2nd day of February, 2003

                                    RENAISSANCE REINSURANCE LTD

                                    /s/ Kevin O'Donnell
                                    -------------------

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               NUCLEAR ENERGY RISKS EXCLUSION CLAUSE (REINSURANCE)
                      (WORLDWIDE EXCLUDING U.S.A. & CANADA)

This Contract shall exclude Nuclear Energy Risks whether such risks are written directly and/or by way of reinsurance and/or via Pools and/or Associations.

For all purposes of this Contract Nuclear Energy Risks shall be defined as all first party and/or third party insurances (other than Workers' Compensation and/or Employers' Liability) in respect of:

         i)       Nuclear reactors and nuclear power stations or plants;

         ii) Any other premises or facilities whatsoever related to or concerned with:

                  a) the production of nuclear energy or

                  b) the production or storage or handling of nuclear fuel or

                  c) nuclear waste.

         iii) Any other premises or facilities eligible for insurance by any local Nuclear Pool and/or Association but only to the extent of the requirements of the local Pool and/or Association, it being the intention always that Reinsurers shall follow the fortunes of the Company insofar as the Company complies with the requirements of any such local Pool and/or Association.

However, this exclusion shall not apply:

                  a) to any insurance or reinsurance in respect of the
                     construction, erection or installation of buildings, plant and other property (including contractor's plant and equipment used in connection therewith):

         i) for the storage of nuclear fuel - prior to the commencement of storage;

         ii) as regards reactor installations - prior to the commencement of loading of nuclear fuel into the reactor, or prior to the initial criticality, depending on the commencement of the insurance or reinsurance of the relevant local Nuclear Pool and/or Association.

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                  b) to any Machinery Breakdown or other Engineering insurance or reinsurance not coming within the scope of (a) above, nor affording coverage in the "high radioactivity" zone.

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NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE - REINSURANCE U.S.A.

1. This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

         I. Nuclear reactor power plants including all auxiliary property on the site, or

         II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

         III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material", and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

         IV Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

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      (a)  where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or (b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph

      (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.    Without in any way restricting the operations of paragraphs (1), (2) and
      (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.    Reassured to be sole judge of what constitutes:

      (a) substantial quantities, and
      (b) the extent of installation, plant or site.

Note: Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

      (a) all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply,

      (b) with respect to any risk located in Canada policies issued by the Company on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

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NUCLEAR INCIDENT EXCLUSION CLAUSE PHYSICAL DAMAGE AND LIABILITY (BOILER AND
MACHINERY POLICIES) - REINSURANCE - U.S.A.

(1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all original Boiler and Machinery Insurance or Reinsurance contracts of the Reassured shall be deemed to include the following provisions of this paragraph;

      This Policy does not apply to "loss," whether it be direct or indirect, proximate or remote

      (a) from an Accident caused directly or indirectly by nuclear reaction, nuclear radiation or radioactive contamination, all whether controlled or uncontrolled; or

      (b) from nuclear reaction, nuclear radiation or radioactive contamination, all whether controlled or uncontrolled, caused directly or indirectly by, contributed to or aggravated by an Accident.

(3) However, it is agreed that loss arising out of the use of Radioactive Isotopes in any form is not hereby excluded from reinsurance protection.

(4) Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

      (a) all policies issued by the Reassured effective on or before 30th April, 1958, shall be free from the application of the other provisions of this Clause until expiry date or 30th April, 1961, whichever first occurs, whereupon all the provisions of this Clause shall apply,

      (b) with respect to any risk located in Canada policies issued by the Reassured effective on or before 30th June, 1958, shall be free from the application of the other provisions of this Clause until expiry date of 30th June, 1961, whichever first occurs, whereupon all the provisions of this Clause shall apply.

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                NORTH AMERICAN WAR EXCLUSION CLAUSE (REINSURANCE)

As regards interests which at time of loss or damage are on shore, no liability shall attach hereto in respect of any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

This War Exclusion Clause shall not, however, apply to interests which at time of loss or damage are within the territorial limits of the United States of America (comprising the fifty States of the Union and the District of Columbia and including Bridges between the U.S.A. and Mexico provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under policies, endorsements or binders containing a standard war or hostilities or warlike operations exclusion clause.

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                        INSOLVENCY FUNDS EXCLUSION CLAUSE

It is agreed that this Contract excludes all liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

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